Exhibit 99.1

New York Community Bancorp, Inc. Reports 1st Quarter 2013 Diluted Non-GAAP Cash EPS of $0.29 (1) and Diluted GAAP EPS of $0.27

Board of Directors Declares 37th Consecutive Quarterly Cash Dividend of $0.25 per Share

1Q 2013 Highlights

  Solid Returns:

  - The Company generated 1Q 2013 GAAP earnings of $118.7 million, providing a 1.19% return on average tangible assets and a 15.34% return on average tangible stockholders’ equity.(2)

  Stable Margin:

  - Excluding the contribution of prepayment penalty income, the Company’s margin rose two basis points linked-quarter as the average balance of interest-earning assets grew and the average cost of funds declined. (3)

  Strong Loan Growth:

  - Loans held for investment grew at an annualized rate of 12.2% in 1Q 2013, to $28.1 billion at March 31st.
  - Multi-family loans grew at an annualized rate of 13.4% linked-quarter, to $19.2 billion at March 31st.

  Solid Loan Production:

  - Loan originations totaled $4.6 billion in 1Q 2013, including held-for-investment loans of $2.2 billion and one-to-four family loans held for sale of $2.4 billion.

  Solid Asset Quality:

  - Non-performing non-covered assets declined $103.1 million year-over-year, and $26.7 million linked-quarter, to $263.9 million, representing 0.59% of total assets at 3/31/2013.
  - Net charge-offs totaled $5.6 million in 1Q 2013 and represented 0.02% (non-annualized) of average loans.

  Mortgage Banking Income:

  - Mortgage banking income accounted for $26.1 million, or 7.4%, of total revenues in 1Q 2013. (4)

  Continued Efficiency:

  - The efficiency ratio was 43.25% in 1Q 2013.

  Continued Capital Strength:

  - Excluding accumulated other comprehensive loss, net of tax ("AOCL"), tangible stockholders’ equity represented 7.75% of tangible assets.(2)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 24, 2013--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported GAAP earnings of $118.7 million, or $0.27 per diluted share, and cash earnings of $128.6 million, or $0.29 per diluted share, for the three months ended March 31, 2013.(1)

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

Commenting on the Company’s first quarter results, President and Chief Executive Officer Joseph R. Ficalora stated, “In the first quarter of 2013, we generated GAAP earnings of $118.7 million, providing a 1.19% return on average tangible assets and a 15.34% return on average tangible stockholders’ equity.(2) At $0.27, our diluted earnings per share were consistent with the year-earlier level and a penny shy of the level recorded in the fourth quarter of last year.

“Our results reflect a number of strengths, including the growth of our held-for-investment loans at an annualized rate of 12.2%, to $28.1 billion, which was driven by the growth of our multi-family loan portfolio. Multi-family loans totaled $19.2 billion at the end of the quarter, reflecting an annualized growth rate of 13.4%.

“The growth of our loan portfolio occurred in tandem with a decline in non-performing non-covered assets, as well as a reduction in the balance of loans 30 to 89 days past due. Non-performing non-covered assets fell $103.1 million year-over-year—a 28.1% improvement—and, on a linked-quarter basis, were down $26.7 million, or 9.2%, to $263.9 million. In addition, loans 30 to 89 days past due fell 67.5% year-over-year, and 28.2% linked-quarter, to $19.8 million, and net charge-offs represented a modest 0.02% of average loans in the first three months of this year.

“I also would like to make mention of our net interest income and margin, both of which were affected by a linked-quarter reduction in income from prepayment penalties. In the first quarter of 2013, prepayment penalty income contributed $19.9 million to net interest income—in contrast to $39.3 million in the fourth quarter of 2012. Of the latter amount, $17.9 million stemmed from one prepayment—of a $545.5 million loan relationship with a single borrower. The same prepayment accounted for 19 of the 43 basis points contributed by prepays to our fourth quarter margin. Excluding the impact of this one large prepayment, prepayment penalty income contributed 24 basis points to our fourth quarter margin--more consistent with the 21 basis points contributed to our margin by prepays in the first quarter of this year.(3)

“Excluding prepays entirely, the difference between our current first and fourth quarter 2012 margins is a linked-quarter increase of two basis points. The stability of our margin, absent the impact of prepayment penalty income, was largely attributable to the growth of our average interest-earning assets to $37.1 billion, and a 20-basis point reduction in our average cost of funds to 1.61%. The linked-quarter decline was largely due to the repositioning of $6.0 billion of borrowed funds that began late in the fourth quarter and continued in the first two weeks of 2013. (3)

“At $26.1 million, mortgage banking income continued to contribute to our earnings, although to a lesser extent than it did in the fourth quarter of last year. While fewer loans were produced for sale, this was not unexpected, given the seasonality of the residential mortgage business, and the linked-quarter rise in residential mortgage interest rates.”

Board of Directors Declares $0.25 per Share Dividend Payable on May 17, 2013

"Reflecting the continued strength of our earnings and capital--tangible stockholders' equity rose to $3.2 billion at the end of the quarter--the Board of Directors last night declared, for the 37th consecutive quarter, a quarterly cash dividend of $0.25 per share. The dividend is payable on May 17th to shareholders of record at the close of business on May 7, 2013," Mr. Ficalora said.

Balance Sheet Summary

Total assets rose $366.6 million in the first three months of 2013, to $44.5 billion at March 31st.

Loans

Loans represented $31.8 billion, or 71.4%, of total assets at the close of the current first quarter, a $222.5 million increase from the balance at December 31, 2012.

Loans Held for Investment

In the first three months of 2013, total loans held for investment rose $829.9 million to $28.1 billion, reflecting an annualized growth rate of 12.2%. The March 31st balance represented 63.2% of total assets, as compared to 61.8% at December 31, 2012. Multi-family loans accounted for $622.8 million of the three-month increase, while commercial real estate (“CRE”) loans and one-to-four family loans accounted for $106.3 million and $101.9 million, respectively.

Originations of held-for-investment loans totaled $2.2 billion in the current first quarter, reflecting a year-over-year increase of $99.2 million and a linked-quarter reduction of $589.5 million. Multi-family loans represented $1.5 billion of the current first quarter’s production, up $491.6 million from the year-earlier volume and down $256.2 million from the volume recorded in the fourth quarter of 2012. CRE loans accounted for $386.4 million of the loans produced for investment in the current first quarter, reflecting a year-over-year decrease of $529.8 million and a linked-quarter decrease of $277.8 million. The linked-quarter decline in originations of multi-family and CRE credits was due to two primary factors: the seasonality of such lending, and the high level of property transactions that occurred in the trailing quarter as borrowers anticipated changes being made to the U.S. tax code.

The following table provides additional information about the multi-family and CRE loan portfolios:

(dollars in thousands)	March 31, 2013		December 31, 2012
Multi-Family Loan Portfolio:
Loans outstanding	$19,228,034		$18,605,185
Percent of held-for-investment loans	68.4%		68.2%
Average loan size	$4,234		$4,107
Expected weighted average life	2.9	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,543,238		$7,436,950
Percent of held-for-investment loans	26.8%		27.3%
Average loan size	$4,656		$4,571
Expected weighted average life	3.4	years	3.4	years

Reflecting the aforementioned volume of originations, one-to-four family loans accounted for $305.3 million, or 1.1%, of loans held for investment at the end of the current first quarter, as compared to $203.4 million, or 0.75%, at December 31, 2012. Acquisition, development, and construction (“ADC”) loans represented $398.4 million, or 1.4%, of total loans held for investment and other loans represented $639.4 million, or 2.3%, at March 31st.

Loans Held for Sale

The average balance of loans held for sale was $935.8 million in the current first quarter, reflecting a linked-quarter decrease of $116.8 million and a year-over-year increase of $91.5 million. In the first three months of 2013, the Company originated loans held for sale of $2.4 billion, down $125.7 million and $592.9 million, respectively, from the year-earlier and trailing-quarter amounts. In addition to reflecting seasonal factors, the decline in production reflects the rise in residential mortgage interest rates during the three months ended March 31, 2013.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $117.2 million from the balance at the end of December, to $3.2 billion at March 31, 2013.

Pipeline

The current loan pipeline is approximately $3.5 billion, including loans held for investment of approximately $1.8 billion and one-to-four family loans held for sale of approximately $1.7 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company’s asset quality improved in the current first quarter, as reflected in the following table:

(dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$109,688	$163,460	$188,778
Commercial real estate	55,735	56,863	63,347
Acquisition, development, and construction	8,959	12,091	36,599
One-to-four family	11,317	10,945	9,851
Total non-accrual non-covered mortgage loans	$185,699	$243,359	$298,575
Other non-accrual non-covered loans	7,914	17,971	7,549
Total non-performing non-covered loans	$193,613	$261,330	$306,124
Other real estate owned	70,319	29,300	60,890
Total non-performing non-covered assets	$263,932	$290,630	$367,014

The linked-quarter increase in OREO to $70.3 million was attributable to a $41.6 million multi-family loan that moved from non-accrual status to OREO.

In addition, the balance of loans 30 to 89 days past due declined $41.1 million year-over-year, and $7.8 million since the end of December, to $19.8 million at March 31, 2013. Reflecting the reductions in loans 30 to 89 days past due and non-performing assets, total delinquencies at that date equaled $283.7 million, an improvement from $427.9 million and $318.2 million, respectively, at March 31, 2012 and December 31, 2012.

Net charge-offs fell $10.0 million year-over-year, and rose $2.5 million linked-quarter, to $5.6 million, representing 0.02% of average loans in the three months ended March 31, 2013. In the first and fourth quarters of 2012, the comparable measures were 0.05% and 0.01%, respectively. The allowance for losses on non-covered loans totaled $140.4 million at the end of the current first quarter, representing 0.50% of total non-covered loans and 72.51% of non-performing non-covered loans.

The following table presents the Company's asset quality measures at or for the three months ended March 31, 2013, December 31, 2012, and March 31, 2012:

	March 31, 2013	December 31, 2012	March 31, 2012
Non-performing non-covered loans to total loans	0.62%	0.85%	1.01%
Non-performing non-covered assets to total assets	0.59	0.66	0.85
Net charge-offs during the period to average loans during the period (non-annualized)	0.02	0.01	0.05
Allowance for losses on non-covered loans to non-performing non-covered loans	72.51	53.93	44.68
Allowance for losses on non-covered loans to total non-covered loans	0.50	0.52	0.51

Securities

Total securities rose $550.7 million, or 11.2%, to $5.5 billion, representing 12.3% of total assets at March 31st. Government-sponsored enterprise ("GSE") securities represented 92.2% of total securities at the end of the current first quarter, as compared to 91.3% at December 31, 2012. Securities held to maturity represented $5.1 billion, or 94.1%, of the March 31, 2013 total, while available-for-sale securities represented the remaining 5.9%.

Funding Sources

Deposits rose $600.2 million from the balance at the end of December to $25.5 billion, representing 57.2% of total assets, at March 31, 2013. The increase was organic in nature, as customers across the Company’s five-state franchise responded favorably to a retail deposit campaign. As a result, savings accounts rose $632.4 million to $4.8 billion in the current first quarter and NOW and money market accounts rose $514.0 million to $9.3 billion. Deposit growth was partly offset by a $468.1 million decline in certificates of deposit (“CDs”) to $8.7 billion and a $78.2 million decrease in non-interest-bearing accounts to $2.7 billion.

Wholesale borrowings totaled $12.8 billion at the end of the current first quarter, down $251.7 million from the balance at December 31, 2012.

Stockholders’ Equity

Stockholders’ equity totaled $5.7 billion at the close of the current first quarter, reflecting a $9.4 million increase from the balance at December 31, 2012. Tangible stockholders’ equity also rose during this time, by $13.8 million, to $3.2 billion at March 31, 2013.

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended March 31, 2013

Net Interest Income

In the three months ended March 31, 2013, the Company recorded net interest income of $275.2 million, reflecting a $13.2 million, or 4.6%, reduction from the year-earlier level and a $14.8 million, or 5.1%, reduction from the trailing-quarter amount. While interest expense fell $20.6 million year-over-year and $19.1 million linked-quarter, to $137.6 million, interest income fell $33.8 million and $34.0 million, respectively, to $412.8 million over the corresponding periods. In addition, the Company's net interest margin was 2.95% in the current first quarter, as compared to 3.24% in the year-earlier quarter and 3.15% in the fourth quarter of 2012.

The following factors contributed to the changes in net interest income and margin:

  Prepayment penalty income accounted for $19.9 million of the interest income recorded in the current first quarter, as compared to $17.5 million and $39.3 million, respectively, in the three months ended March 31, 2012 and December 31, 2012. The primary reason for the linked-quarter decline was the prepayment of a $545.5 million loan relationship in November, which generated $17.9 million of prepayment penalty income in the fourth quarter of 2012.
  Prepayment penalty income contributed 21 basis points to the Company’s margin in the current first quarter, as compared to 20 basis points in the year-earlier quarter and 43 basis points in the trailing three months. Included in the trailing-quarter amount were 19 basis points stemming from the prepayment of the aforementioned large loan relationship. Absent the contribution of prepayment penalty income, the Company’s margin was two basis points higher in the current first quarter than it was in the fourth quarter of 2012. (3)
  The linked-quarter declines in the Company's net interest income and margin were tempered by a $122.4 million increase in the average balance of interest-earning assets to $37.1 billion, the net effect of a $287.4 million increase in average loans to $31.6 billion and a $165.0 million reduction in average securities to $5.4 billion, primarily reflecting sales. In addition, the average cost of interest-bearing liabilities fell 20 basis points, to 1.61% in the current first quarter, largely reflecting a 55-basis point decline in the average cost of borrowed funds to 3.35%. The latter decline was largely due to the repositioning of $6.0 billion of borrowed funds that began in the latter part of December and continued in the first two weeks of 2013.

Provisions for Loan Losses

The provision for losses on non-covered loans was $5.0 million in the current first quarter, $10.0 million less than the year-earlier level and consistent with the level recorded in the fourth quarter of 2012.

In addition, the Company recorded a $4.5 million provision for losses on covered loans in the current first quarter, in contrast to a recovery of $3.3 million from the covered loan loss allowance in the trailing three-month period. Because the covered loan portfolio is covered by FDIC loss sharing agreements, the provision recorded in the current first quarter was partially offset by FDIC indemnification income of $3.6 million, which was recorded in non-interest income in the same three-month period. Similarly, the recovery recorded in the trailing quarter was partially offset by FDIC indemnification expense of $2.6 million, which was recorded in non-interest income in the fourth quarter of 2012.

Non-Interest Income

Non-interest income rose $13.6 million year-over-year, and $20.1 million linked-quarter, to $75.6 million in the three months ended March 31, 2013. While FDIC indemnification income and a rise in other income contributed to these increases, the primary contributor was securities gains, as further discussed below:

  The Company recorded securities gains of $16.6 million in the current first quarter, in contrast to $718,000 and $672,000, respectively, in the year-earlier and trailing three-month periods.
  In addition, other income rose $6.4 million year-over-year and $3.1 million linked-quarter, to $13.2 million, primarily reflecting the recovery of $3.9 million on a security that previously had been classified as other than temporarily impaired.
  The rise in other income more than offset modest declines in fee income and income from bank-owned life insurance (”BOLI”) in the current first quarter, to $8.8 million and $7.3 million, respectively.

  The increase in non-interest income was largely offset by a decline in mortgage banking income as seasonality combined with an increase in residential mortgage interest rates during the current first quarter to result in a lower level of refinancing activity. Specifically, mortgage banking income fell $9.1 million year-over-year, and $6.5 million linked-quarter, to $26.1 million in the first quarter of this year. Income from originations accounted for $25.9 million of the current first quarter total and servicing income accounted for the rest.
  Together, mortgage banking income, fee income, BOLI income, and other income totaled $55.3 million in the current first quarter, as compared to $61.3 million and $59.8 million, respectively, in the three months ended March 31, 2012 and December 31, 2012.

Non-Interest Expense

Non-interest expense rose $5.9 million year-over-year, and $1.5 million linked-quarter, to $156.1 million in the first three months of 2013. Operating expenses accounted for $151.7 million of non-interest expense in the current first quarter, rising $6.7 million and $1.8 million, respectively, from the year-earlier and trailing-quarter amounts. A summary of the factors contributing to these increases follows:

  Primarily reflecting non-recurring severance and retirement costs of $6.0 million, compensation and benefits expense rose $9.9 million year-over-year, and $8.3 million linked-quarter, to $83.5 million in the three months ended March 31, 2013. The remainder of the increase was due to higher payroll taxes, normal year-end salary increases, and the granting of incentive stock awards.
  General and administrative expense declined $4.9 million year-over-year, and $7.4 million linked-quarter, to $44.6 million, primarily reflecting a reduction in FDIC deposit insurance premiums and a decline in legal and other professional fees.
  Occupancy and equipment expense rose $1.7 million year-over-year, and $1.0 million linked-quarter, to $23.6 million.

About New York Community Bancorp, Inc.

With assets of $44.5 billion at March 31, 2013, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 24, 2013, at 9:30 a.m. (Eastern Time) to discuss its first quarter 2013 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 1Q13NYCB. A replay will be available approximately two hours following completion of the call through midnight on April 28th, and may be accessed by calling (800) 283-4642 (domestic) or (402) 220-0857 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 22, 2013.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2012, including in the Risk Factors section of that and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(3)	Net interest income totaled $275.2 million in the three months ended March 31, 2013, as compared to $288.4 million and $290.0 million, respectively, in the three months ended March 31, 2012 and December 31, 2012. Prepayment penalty income contributed $19.9 million to net interest income in the current first quarter, as compared to $17.5 million and $39.3 million, respectively, in the earlier periods. Similarly, the Company’s net interest margin was 2.95% in the current first quarter, as compared to 3.24% in the year-earlier quarter and 3.15% in the trailing three months. Prepayment penalty income contributed 21 basis points to the current first quarter margin, as compared to 20 and 43 basis points, respectively, in the earlier periods.
(4)	We define total revenues as the sum of net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$ 2,055,058	$ 2,427,258
Securities:
Available-for-sale	324,361	429,266
Held-to-maturity	5,139,826	4,484,262
Total securities	5,464,187	4,913,528
Loans held for sale	718,095	1,204,370
Non-covered mortgage loans held for investment:
Multi-family	19,228,034	18,605,185
Commercial real estate	7,543,238	7,436,950
Acquisition, development, and construction	398,405	397,288
One-to-four family	305,339	203,434
Total non-covered mortgage loans held for investment	27,475,016	26,642,857
Non-covered other loans held for investment	639,361	641,607
Total non-covered loans held for investment	28,114,377	27,284,464
Less: Allowance for losses on non-covered loans	(140,387)	(140,948)
Non-covered loans held for investment, net	27,973,990	27,143,516
Covered loans	3,166,897	3,284,061
Less: Allowance for losses on covered loans	(55,813)	(51,311)
Covered loans, net	3,111,084	3,232,750
Total loans, net	31,803,169	31,580,636
Federal Home Loan Bank stock, at cost	456,557	469,145
Premises and equipment, net	264,660	264,149
FDIC loss share receivable	548,604	566,479
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	27,603	32,024
Other assets (includes $46,887 and $45,115, respectively, of other real estate owned covered by loss sharing agreements)	1,455,749	1,455,750
Total assets	$44,511,718	$44,145,100

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$9,297,827	$ 8,783,795
Savings accounts	4,846,361	4,213,972
Certificates of deposit	8,652,828	9,120,914
Non-interest-bearing accounts	2,680,656	2,758,840
Total deposits	25,477,672	24,877,521
Borrowed funds:
Wholesale borrowings	12,816,301	13,067,974
Junior subordinated debentures	357,967	357,917
Other borrowings	4,300	4,300
Total borrowed funds	13,178,568	13,430,191
Other liabilities	189,864	181,124
Total liabilities	38,846,104	38,488,836
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 440,867,068 and 439,133,951 shares issued, and 440,867,068 and 439,050,966 shares outstanding, respectively)	4,409	4,391
Paid-in capital in excess of par	5,327,491	5,327,111
Retained earnings	396,242	387,534
Treasury stock, at cost (0 and 82,985 shares, respectively)	--	(1,067)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	10,277	12,614
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,497)	(13,525)
Pension and post-retirement obligations, net of tax	(59,308)	(60,794)
Total accumulated other comprehensive loss, net of tax	(62,528)	(61,705)
Total stockholders’ equity	5,665,614	5,656,264
Total liabilities and stockholders’ equity	$44,511,718	$44,145,100

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Interest Income:
Mortgage and other loans	$366,999	$397,904	$398,184
Securities and money market investments	45,808	48,868	48,454
Total interest income	412,807	446,772	446,638

Interest Expense:
NOW and money market accounts	9,175	9,413	8,733
Savings accounts	4,021	3,328	3,496
Certificates of deposit	22,235	23,155	23,720
Borrowed funds	102,200	120,875	122,275
Total interest expense	137,631	156,771	158,224
Net interest income	275,176	290,001	288,414
Provision for losses on non-covered loans	5,000	5,000	15,000
Provision for (recovery of) losses on covered loans	4,502	(3,280)	--
Net interest income after provisions for loan losses	265,674	288,281	273,414

Non-Interest Income:
Mortgage banking income	26,109	32,574	35,165
Fee income	8,772	9,730	9,758
Bank-owned life insurance	7,253	7,334	9,585
Gain on sales of securities	16,622	672	718
FDIC indemnification income (expense)	3,602	(2,625)	--
Loss on debt redemption	--	(2,313)	--
Other income	13,193	10,123	6,770
Total non-interest income	75,551	55,495	61,996

Non-Interest Expense:
Operating expenses:
Compensation and benefits	83,506	75,250	73,617
Occupancy and equipment	23,600	22,649	21,884
General and administrative	44,569	51,941	49,517
Total operating expenses	151,675	149,840	145,018
Amortization of core deposit intangibles	4,421	4,710	5,159
Total non-interest expense	156,096	154,550	150,177
Income before income taxes	185,129	189,226	185,233
Income tax expense	66,454	66,383	66,980
Net Income	$118,675	$122,843	$118,253

Basic earnings per share	$0.27	$0.28	$0.27
Diluted earnings per share	$0.27	$0.28	$0.27

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2013, December 31, 2012, and March 31, 2012 follow:

(in thousands, except per share data)	For the Three Months Ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012
GAAP Earnings	$118,675	$122,843	$118,253
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	5,537	5,207	5,071
Associated tax effects	(64)	249	(354)
Amortization of core deposit intangibles	4,421	4,710	5,159
Total additional contributions to tangible stockholders’ equity (1)	9,894	10,166	9,876
Cash earnings	$128,569	$133,009	$128,129

Diluted GAAP Earnings per Share	$0.27	$0.28	$0.27
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01
Associated tax effects	--	--	--
Amortization of core deposit intangibles	0.01	0.01	0.01
Total additions	0.02	0.02	0.02
Diluted cash earnings per share	$0.29	$0.30	$0.29

Cash Earnings Data:
Cash return on average assets	1.19%	1.23%	1.23%
Cash return on average tangible assets (1)	1.26	1.31	1.30
Cash return on average stockholders’ equity	9.13	9.68	9.27
Cash return on average tangible stockholders’ equity (1)	16.25	17.58	16.85
Cash efficiency ratio (2)	41.67	41.86	39.94

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 11 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2013 and December 31, 2012 follow:

	At or for the
	Three Months Ended
	March 31,	Dec. 31,
	2013	2012
(in thousands)
Total Stockholders’ Equity	$5,665,614	$5,656,264
Less: Goodwill	(2,436,131)	(2,436,131)
Core deposit intangibles	(27,603)	(32,024)
Tangible stockholders’ equity	$3,201,880	$3,188,109

Total Assets	$44,511,718	$44,145,100
Less: Goodwill	(2,436,131)	(2,436,131)
Core deposit intangibles	(27,603)	(32,024)
Tangible assets	$42,047,984	$41,676,945

Tangible Stockholders’ Equity	$3,201,880	$3,188,109
Add back: Accumulated other comprehensive loss, net of tax	62,528	61,705
Adjusted tangible stockholders’ equity	$3,264,408	$3,249,814

Tangible Assets	$42,047,984	$41,676,945
Add back: Accumulated other comprehensive loss, net of tax	62,528	61,705
Adjusted tangible assets	$42,110,512	$41,738,650

Average Stockholders’ Equity	$5,630,877	$5,498,040
Less: Average goodwill and core deposit intangibles	(2,466,622)	(2,471,204)
Average tangible stockholders’ equity	$3,164,255	$3,026,836

Average Assets	$43,243,259	$43,087,846
Less: Average goodwill and core deposit intangibles	(2,466,622)	(2,471,204)
Average tangible assets	$40,776,637	$40,616,642

Net Income	$118,675	$122,843
Add back: Amortization of core deposit intangibles, net of tax	2,653	2,826
Adjusted net income	$121,328	$125,669

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
March 31, 2013	December 31, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,615,006	$366,999	4.65%	$31,327,597	$397,904	5.08%
Securities and money market investments	5,441,285	45,808	3.37	5,606,278	48,868	3.49
Total interest-earning assets	37,056,291	412,807	4.46	36,933,875	446,772	4.84
Non-interest-earning assets	6,186,968	6,153,971
Total assets	$43,243,259	$43,087,846
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,969,149	$9,175	0.41%	$8,884,441	$9,413	0.42%
Savings accounts	4,509,093	4,021	0.36	4,163,544	3,328	0.32
Certificates of deposit	8,860,679	22,235	1.02	9,066,441	23,155	1.02
Total interest-bearing deposits	22,338,921	35,431	0.64	22,114,426	35,896	0.65
Borrowed funds	12,381,287	102,200	3.35	12,336,991	120,875	3.90
Total interest-bearing liabilities	34,720,208	137,631	1.61	34,451,417	156,771	1.81
Non-interest-bearing deposits	2,673,879	2,815,353
Other liabilities	218,295	323,036
Total liabilities	37,612,382	37,589,806
Stockholders’ equity	5,630,877	5,498,040
Total liabilities and stockholders’ equity	$43,243,259	$43,087,846
Net interest income/interest rate spread	$275,176	2.85%	$290,001	3.03%
Net interest margin	2.95%	3.15%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits (1)	$16,152,121	$13,196	0.33%	$15,863,338	$12,741	0.32%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended March 31,
2013	2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,615,006	$366,999	4.65%	$30,595,529	$398,184	5.21%
Securities and money market investments	5,441,285	45,808	3.37	4,934,593	48,454	3.93
Total interest-earning assets	37,056,291	412,807	4.46	35,530,122	446,638	5.03
Non-interest-earning assets	6,186,968	6,244,891
Total assets	$43,243,259	$41,775,013
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,969,149	$9,175	0.41%	$8,800,787	$8,733	0.40%
Savings accounts	4,509,093	4,021	0.36	3,983,234	3,496	0.35
Certificates of deposit	8,860,679	22,235	1.02	7,420,769	23,720	1.29
Total interest-bearing deposits	22,338,921	35,431	0.64	20,204,790	35,949	0.72
Borrowed funds	12,381,287	102,200	3.35	13,419,550	122,275	3.66
Total interest-bearing liabilities	34,720,208	137,631	1.61	33,624,340	158,224	1.89
Non-interest-bearing deposits	2,673,879	2,377,534
Other liabilities	218,295	244,843
Total liabilities	37,612,382	36,246,717
Stockholders’ equity	5,630,877	5,528,296
Total liabilities and stockholders’ equity	$43,243,259	$41,775,013
Net interest income/interest rate spread	$275,176	2.85%	$288,414	3.14%
Net interest margin	2.95%	3.24%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.06	x

Core deposits (1)	$16,152,121	$13,196	0.33%	$15,161,555	$12,229	0.33%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
GAAP EARNINGS DATA:
Net income	$118,675	$122,843	$118,253
Basic earnings per share	0.27	0.28	0.27
Diluted earnings per share	0.27	0.28	0.27
Return on average assets	1.10%	1.14%	1.13%
Return on average tangible assets (1)	1.19	1.24	1.24
Return on average stockholders’ equity	8.43	8.94	8.56
Return on average tangible stockholders’ equity (1)	15.34	16.61	15.95
Efficiency ratio (2)	43.25	43.37	41.39
Operating expenses to average assets	1.40	1.39	1.39
Interest rate spread	2.85	3.03	3.14
Net interest margin	2.95	3.15	3.24
Effective tax rate	35.9	35.1	36.2
Shares used for basic EPS computation	438,703,468	437,749,264	437,467,859
Shares used for diluted EPS computation	438,708,520	437,756,323	437,473,189

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31, 2013	December 31, 2012	March 31, 2012
CAPITAL MEASURES:
Book value per share	$12.85	$12.88	$12.71
Tangible book value per share (1)	7.26	7.26	7.05
Stockholders’ equity to total assets	12.73%	12.81%	12.97%
Tangible stockholders’ equity to tangible assets (1)	7.61	7.65	7.64
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.75	7.79	7.79

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	March 31, 2013	December 31, 2012	March 31, 2012
REGULATORY CAPITAL RATIOS:(1)
New York Community Bank
Leverage capital ratio	8.31%	8.33%	8.47%
Tier 1 risk-based capital ratio	12.39	12.50	12.63
Total risk-based capital ratio	13.13	13.22	13.27
New York Commercial Bank
Leverage capital ratio	11.26%	11.59%	13.35%
Tier 1 risk-based capital ratio	16.12	16.64	16.89
Total risk-based capital ratio	16.63	17.24	17.55

(1)	The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032

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